FiNet.com Names Rick Cossano as President and Chief Executive Officer

SAN RAMON, CA, January 12, 2000 - FiNet.com Inc. (NASDAQ: FNCM) today announced that Rick Cossano, age 43, has been named President, Chief Executive Officer and a member of the Board of Directors effective February 1, 2000. Prior to his appointment, Mr. Cossano served as Executive Vice President in both the Wholesale Lending Division and the Consumer Markets Division of Countrywide Home Loans. His most recent position during his twelve year tenure at Countrywide was as President and Chief Operating Officer of LandSafe Title, Inc., a Countrywide subsidiary. Cossano succeeds Mark Korell who announced plans to retire effective January 15, 2000. Dr. Stephen J. Sogin, a member of FiNet.com's Board of Directors will continue to serve as interim CEO until Cossano officially joins the company.

Cossano brings to his new position over twenty years of experience in the mortgage industry. He was instrumental in implementing e-commerce strategies and establishing electronic call centers at Countrywide Home Loans, the nationwide leader in low-cost mortgage loan processing. Cossano has also held executive positions at Gibralter Money Center, a subsidiary of Gibralter Savings and
Cathedral Mortgage, subsidiary of AVCO Financial Services.

"The proven methods of loan volume production and processing efficiency developed at Countrywide are directly applicable to the online segment of the mortgage business," stated Cossano. "The online mortgage industry has developed to a point where it is ready to embrace production and efficiency techniques in order to produce a winning combination. My goal is to implement an aggressive strategy of high volume origination delivered via FiNet.com's existing leading-edge, Internet technology."

"We have followed Rick's performance at Countrywide for some time," stated Dan Rawitch, Vice-Chairman. "In a short period of time, Rick increased production in the Consumer Markets Division from $500 million per month to over $1.2 billion per month. In the Wholesale Lending Division, Rick drove production from $1 billion per month to $3 billion per month," continued Rawitch. "Rick is a nationally recognized mortgage banker with exceptional technology and management expertise. He brings a proven track record as a president and chief operating officer and a phenomenal network of relationships in the mortgage industry. We are fortunate and obviously very pleased to have someone of Rick's experience and ability lead FiNet.com through the final stage of implementation of our business plan."

About FiNet.com
FiNet.com, Inc. including its wholly owned subsidiaries (the "Company") is a leading provider of e-commerce home financing services that facilitate home ownership, including a variety of technology-based products and automated services for consumers and mortgage broker businesses. The Company offers online financing solutions directly to consumers through its www.finet.com web site and to mortgage broker businesses through Monument Mortgage and its web site www.monument.com.

Safe Harbor
Certain statements in this press release, including statements regarding the anticipated development and expansion of the Company's business, and the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.